Exhibit 99.15
FOURTH AMENDED AND RESTATED TRANSACTION 1 SUPPLEMENTAL CONFIRMATION
Date:	February 13, 2019

To:	M Capital Group Investors II, LLC
2200 South 75th Avenue
Phoenix, AZ 85043

Attn:	Chad Killebrew

From:	Citigroup Global Markets Inc.
Fax No.:	212-615-8985
Reference Number:          To be advised by CGMI
The purpose of this Fourth Amended and Restated Transaction 1 Supplemental Confirmation is to amend and restate the terms and conditions of the Transaction entered into between Citigroup Global Markets Inc. (“CGMI”) and M Capital Group Investors II, LLC (“Counterparty”) on May 21, 2018 (such date, the “Third Amendment and Restatement Date” and such transaction, the “Third Amended and Restated Transaction”), which amended and restated the Transaction entered into between CGMI and Counterparty on November 16, 2017 (such date, the “Second Amendment and Restatement Date” and such transaction, the “Second Amended and Restated Transaction”), which amended and restated the Transaction entered into between CGMI and Counterparty on November 18, 2016 (such date, the “First Amendment and Restatement Date” and such transaction, the “First Amended and Restated Transaction”), which amended and restated the Transaction entered into between CGMI and Counterparty on May 18, 2016 (the “Original Transaction”).  This Fourth Amended and Restated Transaction 1 Supplemental Confirmation, dated February 13, 2019 (the “Fourth Amendment and Restatement Date”), amends and restates in its entirety the Third Amended and Restated Transaction 1 Supplemental Confirmation, dated May 21, 2018 (the “Third Amended and Restated Transaction 1 Supplemental Confirmation”), and is subject to the Master Confirmation specified below.  All references to the Third Amended and Restated Transaction 1 Supplemental Confirmation, the Second Amended and Restated Transaction 1 Supplemental Confirmation, dated November 16, 2017 (the “Second Amended and Restated Transaction 1 Supplemental Confirmation”), the First Amended and Restated Transaction 1 Supplemental Confirmation, dated November 18, 2016 (the “First Amended and Restated Transaction 1 Supplemental Confirmation”) or the Transaction 1 Supplemental Confirmation, dated May 18, 2016 (the “Original Transaction 1 Supplemental Confirmation”) in the Master Confirmation or in any other documentation between the parties shall be to this Fourth Amended and Restated Transaction 1 Supplemental Confirmation.  Each party repeats to the other party the representations and warranties set forth in the Master Confirmation or in the Agreement (as defined in the Master Confirmation) (as if the Fourth Amendment and Restatement Date were the Trade Date, the date the parties entered into a Transaction and the date of the Master Confirmation).  This Fourth Amended and Restated Transaction 1 Supplemental Confirmation is a binding contract between CGMI and Counterparty as of the relevant Trade Date for the Transaction referenced below.
1.          This Fourth Amended and Restated Transaction 1 Supplemental Confirmation supplements, forms part of, and is subject to the Master Terms and Conditions for Prepaid Variable Share Forward Transactions dated as of May 18, 2016 between CGMI and Counterparty (as amended and supplemented from time to time, the “Master Confirmation”).  All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Fourth Amended and Restated Transaction 1 Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.
2.          The terms of the Transaction to which this Fourth Amended and Restated Transaction 1 Supplemental Confirmation relates are as follows:
Trade Date:	May 18, 2016
Fourth Amendment and Restatement Date:	February 13, 2019

Prepayment Date:	May 19, 2016; provided that Counterparty authorizes and directs CGMI to pay the Prepayment Amount Counterparty is entitled to receive to Citibank, N.A. on Counterparty’s behalf.
Prepayment Amount:	USD 161,313,613.52
Initial Reference Price:	USD 14.7265
Counterparty Fourth Amendment Payment Amount:
As determined by the Calculation Agent taking into account the Amendment and Restatement Reference Price, the Forward Floor Price and the Forward Cap Price.  Subject to the Repo Termination and Irrevocable Instruction Agreement, Counterparty agrees to pay CGMI the Counterparty Fourth Amendment Payment Amount on the Counterparty Fourth Amendment Payment Date.

Counterparty Fourth Amendment Payment Date:	The “Extension Payment Date” as defined in the Repo Termination and Irrevocable Instruction Agreement.
Repo Termination and Irrevocable Instruction Agreement:
The Repo Termination and Irrevocable Instruction Agreement, dated on or about the Fourth Amendment and Restatement Date, between Citibank, N.A., CGMI, Citigroup Global Markets Limited, represented by CGMI as its agent, Counterparty, Cactus Holding Company, LLC, Cactus Holding Company II, LLC and the other parties signatory thereto.

Amendment and Restatement Reference Price:
An amount per Share equal to the arithmetic average of the Settlement Prices for each Initial Calculation Date, subject to “Averaging Date Disruption” below; provided that references to “Valuation Date” in Settlement Price shall be deemed to mean “Initial Calculation Date”.

Initial Calculation Dates:	Each of the 5 Scheduled Trading Days commencing on and including the Initial Calculation Period Start Date.
Initial Calculation Period:
The period commencing on and including the Initial Calculation Period Start Date and (without duplication) ending on and including the Initial Calculation Period End Date.  Promptly following the Initial Calculation Period End Date, the Calculation Agent shall notify Counterparty of (a) the Amendment and Restatement Reference Price, (b) the Forward Floor Price, (c) the Forward Cap Price and (d) the Counterparty Fourth Amendment Payment Amount.

Promptly following the Initial Calculation Period End Date, CGMI will deliver to Counterparty an Optional Early Termination Amount table, similar in form to that attached to the Third Amended and Restated Transaction 1 Supplemental Confirmation and prepared by CGMI using a consistent methodology.

Initial Calculation Period Start Date:	The Fourth Amendment and Restatement Date.
Initial Calculation Period End Date:	The final Initial Calculation Date.

Averaging Date Disruption:
Modified Postponement; provided that references to “Averaging Date” and “Valuation Date” or “Scheduled Valuation Date” in Section 6.7(c)(iii) of the Equity Definitions shall be deemed to mean “Initial Calculation Date” and “Initial Calculation Period End Date”, respectively.  Notwithstanding anything to the contrary herein or in the Equity Definitions, if a Market Disruption Event occurs on any Initial Calculation Date, the Calculation Agent may determine that such Initial Calculation Date is a Disrupted Day only in part, in which case (i) the Calculation Agent shall designate the Valid Date determined pursuant to Section 6.7(c)(iii) of the Equity Definitions as the Initial Calculation Date for the remaining portion, (ii) the Settlement Price for such Disrupted Day shall be determined by the Calculation Agent based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event on such day and (iii) the Calculation Agent shall determine the Amendment and Restatement Reference Price, as applicable, by an appropriately weighted average rather than an arithmetic average.  Such determination shall be based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.

Forward Floor Price:	Shall be determined using the Amendment and Restatement Reference Price and the table set forth in Schedule A.
Forward Cap Price:	Shall be determined using the Amendment and Restatement Reference Price and the table set forth in Schedule A.
Final Disruption Date:	October 11, 2019
For each Component of the Transaction, the Scheduled Valuation Date and Number of Shares (reflecting adjustments through the Fourth Amendment and Restatement Date) is set forth below:
Component Number	Scheduled Valuation Date	Number of Shares
1	August 30, 2019	442,584
2	September 3, 2019	442,584
3	September 4, 2019	442,584
4	September 5, 2019	442,584
5	September 6, 2019	442,584
6	September 9, 2019	442,584
7	September 10, 2019	442,584
8	September 11, 2019	442,584
9	September 12, 2019	442,585
10	September 13, 2019	442,585
11	September 16, 2019	442,585
12	September 17, 2019	442,585
13	September 18, 2019	442,585
14	September 19, 2019	442,585
15	September 20, 2019	442,585
16	September 23, 2019	442,585
17	September 24, 2019	442,585
18	September 25, 2019	442,585
19	September 26, 2019	442,585
20	September 27, 2019	442,585

3.          For purposes of all Transactions under the Master Confirmation, the definition of “Shares” and “Issuer” are hereby amended by replacing “Shares” in its entirety with the following:

Shares:	The Class A common stock, par value $0.01 per share, of Knight-Swift Transportation Holdings Inc. (f/k/a Swift Transportation Company) (the “Issuer”).

4.          For purposes of all Transactions under the Master Confirmation, the definition of “Settlement Price” is hereby amended by replacing it in its entirety with the following:

Settlement Price:
The volume-weighted average price per Share on the relevant Valuation Date, as reasonably determined by the Calculation Agent by reference to the Bloomberg Page “KNX US <equity> AQR_SEC <Go>” (or any successor page thereto); provided that, if such price is not so reported for any reason or is, in the Calculation Agent’s reasonable discretion, erroneous, the Settlement Price shall be determined by the Calculation Agent in good faith and a commercially reasonable manner.

5.          For purposes of all Transactions under the Master Confirmation, the “Share Adjustments” provision is hereby amended by:

(a)        Replacing the “Dividend Adjustments” provision in its entirety with the following; and

Dividend Adjustments:
If at any time during the period from, but excluding, the Trade Date to, and including, a Valuation Date, an ex-dividend date for an Ordinary Cash Dividend to the extent it is an Excess Cash Dividend or for any dividend or distribution that is not an Ordinary Cash Dividend occurs with respect to the Shares (whether cash or non-cash and including any spin-off or other similar transaction) (a “Relevant Distribution”), then, except as provided in the next sentence, the Calculation Agent will adjust one or more of the Forward Floor Price, the Forward Cap Price, the Number of Shares or any other variable relevant to the valuation, settlement, payment or other terms of such Component to reflect the impact of such dividend or distribution on the theoretical value of such Component.  In the case of a Relevant Distribution that is an Excess Cash Dividend, Counterparty may elect, by written notice to CGMI no later than the fifth Scheduled Trading Day immediately preceding the ex-dividend date for such Relevant Distribution, that, in lieu of the adjustment provided in the preceding sentence, Counterparty shall pay CGMI, on the date such Relevant Distribution is paid by the Issuer, an amount equal to the amount of such Relevant Distribution multiplied by the aggregate Number of Shares underlying each Transaction on the relevant ex-dividend date.

(b)       Adding the following provisions immediately after the “Dividend Adjustments” provision;

Ordinary Cash Dividend:	Any cash dividend or distribution that the Calculation Agent determines is an ordinary, quarterly cash dividend.

Excess Cash Dividend:
Any Ordinary Cash Dividend to the extent such Ordinary Cash Dividend, together with any other Ordinary Cash Dividend with an ex-dividend date in the same calendar quarter, exceeds the applicable Contractual Dividend.

Contractual Dividend:
USD 0.06 for each calendar quarter prior to June 30, 2019 and USD 0 for each calendar quarter thereafter (subject to adjustment by the Calculation Agent in its sole discretion in accordance with Calculation Agent Adjustment to account for any Potential Adjustment Event or Extraordinary Event and subject to adjustment by the Calculation Agent in its sole discretion to account for any change to the timing and/or frequency of payment of the Issuer’s regular dividend).

6.         For purposes of all Transactions under the Master Confirmation, Section 8(f)(ii) is hereby amended by replacing it in its entirety with the following:

Hire Act Protocols.  The parties agree that the definitions and provisions contained in the 2015 Section 871(m) Protocol as published by the International Swaps and Derivatives Association, Inc. are incorporated into and apply to the Agreement solely for purposes of this Master Confirmation as if set forth in full herein.

7.          For purposes of all Transactions under the Master Confirmation, the Pledge Agreement is hereby amended by:

(a)        References to “Class B Restrictions” and “Class B Shares” in the Pledge Agreement shall be deleted in each place they appear;

(b)        Replacing the definition of “Specified Dividend” with the following:

“Specified Dividend” means any Relevant Distribution (as defined in the Confirmation) (i) that is an Excess Cash Dividend (as defined in the Confirmation) and (ii) in respect of which the Pledgor has elected, in accordance with the terms of the Confirmation, to pay CGMI an amount equal to the amount of such Relevant Distribution in lieu of CGMI making the adjustments provided for in the Confirmation;

(c)       Adding the following at the end of Section 3(k) in the Pledge Agreement:

If the Pledgor receives an Ordinary Cash Dividend and has not yet caused the Distribution to be delivered in accordance with Section 3(g), (A) CGMI shall, unless an Event of Default has occurred and is continuing or an Early Termination Date has been designated, direct the Pledgor that it may keep the portion of such Ordinary Cash Dividend that is not an Excess Cash Dividend and (B) Pledgor shall immediately deliver the remainder of such Ordinary Cash Dividend in accordance with Section 3(g).  If CGMI receives an Ordinary Cash Dividend in the Collateral Account, CGMI shall, unless an Event of Default has occurred and is continuing or an Early Termination Date has been designated, promptly deliver the portion of such Ordinary Cash Dividend that is not an Excess Cash Dividend to Pledgor and, upon such delivery, the Lien on such portion of such Ordinary Cash Dividend shall be released

; and

(d)      Adding the following at the end of Section 8(q) in the Pledge Agreement:

U.S. QFC Mandatory Contractual Requirements.  The parties hereby agree to incorporate by reference, mutatis mutandis, Section 8(k) (U.S. QFC Mandatory Contractual Requirements) of the Master Confirmation into this Agreement.

8.         For purposes of all Transactions under the Master Confirmation, Section 8 of the Master Confirmation is hereby amended by adding the following clause (k) at the end thereof:

(k)               U.S. QFC Mandatory Contractual Requirements.

(i)          Limitation on Exercise of Certain Default Rights Related to a CGMI Affiliate’s Entry Into Insolvency Proceedings. Notwithstanding anything to the contrary in the Agreement or any other agreement, the parties hereto expressly acknowledge and agree that subject to Section 8(k)(ii), Counterparty shall not be permitted to exercise any Default Right against Party A with respect to the Agreement or any other Relevant Agreement that is related, directly or indirectly, to a CGMI Affiliate becoming subject to an Insolvency Proceeding.

(ii)          General Creditor Protections. Nothing in Section 8(k)(i) shall restrict the exercise by Counterparty of any Default Right against CGMI with respect to the Agreement or any other Relevant Agreement that arises as a result of:

(1)          CGMI becoming subject to an Insolvency Proceeding; or

(2)          CGMI not satisfying a payment or delivery obligation pursuant to (A) the Agreement or any other Relevant Agreement, or (B) another contract between CGMI and Counterparty that gives rise to a Default Right under the Agreement or any other Relevant Agreement.

(iii)          Burden of Proof. After a CGMI Affiliate has become subject to an Insolvency Proceeding, if Counterparty seeks to exercise any Default Right with respect to the Agreement or any other Relevant Agreement, Counterparty shall have the burden of proof, by clear and convincing evidence, that the exercise of such Default Right is permitted hereunder or thereunder.

(iv)          General Conditions

(1)          Effective Date. The provisions set forth in Section 8(k) will come into effect on the later of the Applicable Compliance Date and the date of the Agreement.

(2)          Prior Adherence to the U.S. Protocol. If CGMI and Counterparty have adhered to the ISDA U.S. Protocol prior to the date of the Agreement, the terms of the ISDA U.S. Protocol shall be incorporated into and form a part of the Agreement and shall replace the terms of this Section 8(k). For purposes of incorporating the ISDA U.S. Protocol, CGMI shall be deemed to be a Regulated Entity, Counterparty shall be deemed to be an Adhering Party and the Agreement shall be deemed to be a Protocol Covered Agreement.

(3)          Subsequent Adherence to the U.S. Protocol. If, after the date of the Agreement, both CGMI and Counterparty shall have become adhering parties to the ISDA U.S. Protocol, the terms of the ISDA U.S. Protocol will supersede and replace this Section 8(k).

(v)          Definitions. For the purposes of this Section 8(k), the following definitions apply:

“Applicable Compliance Date” with respect to the Agreement shall be determined as follows: (a) if Counterparty is an entity subject to the requirements of the QFC Stay Rules, January 1, 2019, (b) if Counterparty is a Financial Counterparty (other than a Small Financial Institution) that is not an entity subject to the requirements of the QFC Stay Rules, July 1, 2019 and (c) if Counterparty is not described in clause (a) or (b), January 1, 2020.

“BHC Affiliate” has the same meaning as the term “affiliate” as defined in, and shall be interpreted in accordance with, 12 U.S.C. 1813(w) and 12 U.S.C. 1841(k).

“CGMI Affiliate” means, with respect to CGMI, a BHC Affiliate of that party.

“Credit Enhancement” means, with respect to the Agreement or any other Relevant Agreement, any credit enhancement or other credit support arrangement in support of the obligations of CGMI or Counterparty hereunder or thereunder or with respect hereto or thereto, including any guarantee or collateral arrangement (including any pledge, charge, mortgage or other security interest in collateral or title transfer arrangement), trust or similar arrangement, letter of credit, transfer of margin or any similar arrangement.

“Default Right” means, with respect to the Agreement (including any Transaction or Confirmation hereunder) or any other Relevant Agreement, any:
(i) right of a party, whether contractual or otherwise (including, without limitation, rights incorporated by reference to any other contract, agreement, or document, and rights afforded by statute, civil code, regulation, and common law), to liquidate, terminate, cancel, rescind, or accelerate such agreement or transactions thereunder, set off or net amounts owing in respect thereto (except rights related to same-day payment netting), exercise remedies in respect of collateral or other credit support or property related thereto (including the purchase and sale of property), demand payment or delivery thereunder or in respect thereof (other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure), suspend, delay, or defer payment or performance thereunder, or modify the obligations of a party thereunder, or any similar rights; and
(ii) right or contractual provision that alters the amount of collateral or margin that must be provided with respect to an exposure thereunder, including by altering any initial amount, threshold amount, variation margin, minimum transfer amount, the margin value of collateral, or any similar amount, that entitles a party to demand the return of any collateral or margin transferred by it to the other party or a custodian or that modifies a transferee’s right to reuse collateral or margin (if such right previously existed), or any similar rights, in each case, other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure; but (iii) solely with respect to Section 8(k)(i) does not include any right under a contract that allows a party to terminate the contract on demand or at its option at a specified time, or from time to time, without the need to show cause.

 “Financial Counterparty” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

“Insolvency Proceeding” means a receivership, insolvency, liquidation, resolution, or similar proceeding.

“ISDA U.S. Protocol” means the ISDA 2018 U.S. Resolution Stay Protocol, as published by ISDA on July 31, 2018.

 “QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.81–8 (the “Federal Reserve Rule”), 12 C.F.R. 382.1-7 (the “FDIC Rule”) and 12 C.F.R. 47.1-8 (the “OCC Rule”), respectively. All references herein to the specific provisions of the Federal Reserve Rule, the FDICs Rule and the OCC Rule shall be construed, with respect to CGMI, to the particular QFC Stay Rule(s) applicable to it.

“Relevant Agreement” means the Agreement (including all Transactions and Confirmations hereunder) and any Credit Enhancement relating hereto or thereto.

“Small Financial Institution” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

Counterparty hereby agrees (a) to check this Fourth Amended and Restated Transaction 1 Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Fourth Amended and Restated Transaction 1 Supplemental Confirmation relates by manually signing this Fourth Amended and Restated Transaction 1 Supplemental Confirmation and providing any other information requested herein or in the Master Confirmation and immediately sending a facsimile transmission of an executed copy to us.
Yours sincerely,

CITIGROUP GLOBAL MARKETS INC.

		By:	/s/ James Heathcote
Authorized Representative

Confirmed as of the date first above written:

M CAPITAL GROUP INVESTORS II, LLC
By: Jerry And Vickie Moyes Family Trust, its Manager

By:	/s/ Jerry C. Moyes
Name: Jerry C. Moyes
Title: Co-Trustee of the Manager

By:	/s/ Vickie Moyes
Name: Vickie Moyes
Title: Co-Trustee of the Manager

[Signature Page to M Capital II CGMI Fourth Amended and Restated Transaction 1 Supplemental Confirmation]

SCHEDULE A

Amendment and Restatement Reference Price	Forward Floor Price	Forward Cap Price
USD 29.00	USD 36.25	USD 44.50
USD 30.00	USD 36.75	USD 44.75
USD 31.00	USD 37.25	USD 44.75
USD 32.00	USD 38.50	USD 46.25
USD 33.00	USD 39.00	USD 46.00

If the exact Amendment and Restatement Reference Price is not set forth in the table and is between two Amendment and Restatement Reference Prices on the table, the Forward Floor Price and the Forward Cap Price shall each be determined by a straight-line interpolation, with reference to the next higher and next lower Amended and Restated Reference Prices (and if the exact Amendment and Restatement Reference Price exceeds the highest or is below the lowest Amendment and Restatement Reference Price in the table, the Forward Floor Price and the Forward Cap Price shall each be extrapolated from the table by the Calculation Agent in a commercially reasonable manner).  The Forward Floor Price and Forward Cap Price shall each be rounded to the nearest 0.0001.

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